EXHIBIT 10.17
Terms of Employment between us and William McKnight dated December 15, 2000


March 28, 2001


Mr. William McKnight
2481 Darlington Row
La Jolla, CA 92037

Dear Bill:

Path 1 Network Technologies, Inc. is dedicated to providing advanced, internet protocol based, network technology to its worldwide markets. As a small, growing company, we highly value the professional competence and personal commitment of each member of our team. We believe that your capabilities and professional aspirations match Path 1's needs and high expectations. I am therefore pleased to present you with the following offer of employment.

Position:                         Division President, Video Solutions

Reporting to:                     Chief Executive Officer

Classification:                   Exempt

Annual Salary:                    US$160,000 annually, payable bi-weekly.

Sign-On Bonus:                    US$20,000

Severance:                        Three (3) months salary continuation of your
                                  base salary, if your employment with the
                                  company is terminated other than for Cause.
                                  In the   event that your employment is
                                  Constructively Terminated (as defined below) by the Company, or a successor to the Company, other than for Cause, you shall receive four
                                  (4) months of base salary as severance. As used herein, a "Constructive Termination" shall be deemed to occur if: (i) there is a material adverse change in your position causing such position to be materially reduced in stature or responsibility, (ii) a reduction of more than 20% of your base compensation unless in connection with similar decreases of other similarly situated employees of the Company, or (iii) you refuse to relocate to a facility or location more than 50 miles from the Company's current location, or (iv) within a 30-day period immediately following such material change of reduction described in (i),
                                  (ii) or (iii), you elect to terminate your employment voluntarily.

Cash Bonus:                       Same as all other employees if approved by the
                                  Board, anticipated to be up to 35% of your base salary.

Stock Options:                    Grant stock options on 150,000 shares of Class
                                  B Common Stock with an exercise price of US$4.35 per share with 25,000 shares vesting after six (6) months or upon involuntary termination and 125,000 shares vesting quarterly over four years in accordance with the company's 1999 Stock Option Plan with an accelerated vesting provision upon change of control, subject to Board approval.

Stock Bonus:                      Grant stock options on 150,000 shares of Class
                                  B Common Stock with an exercise price of US$4.35 per share if you meet certain performance criteria established by CEO, vesting to be based on the company attaining a US$400 million market cap or US$50 million revenue base, the same as other key executives, in accordance with the company's
                                  1999 Stock Option Plan with an accelerated vesting provision upon change of control, subject to Board approval.

Proprietary Information and
Inventions Agreement:             Same as other employees

Health Benefits:                  Same as other employees

Paid Time Off (PTO):              Same as other employees

Start Date:                       January 1, 2000 or earlier at your discretion

Offer Acceptance Date:            December 8, 2000

Your employment with Path 1, should you accept this offer, will not be for any specific term and may be terminated by you or by Path 1 at any time, with or without cause and with or without notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and Path 1 concerning the duration of your employment and the circumstances under which you or Path 1 may terminate the employment relationship. No person affiliated with Path 1 has the authority to enter into any oral agreement that changes the at-will status of employment with the Company. The at-will term of your employment can only be changed in writing, signed by you and the President or CEO of the Company, which expressly states the intention to modify the at-will term of your employment. By signing below and accepting this offer, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at will term of your employment with Path 1 and will not create any implied contract requiring cause for termination of employment. Your stock option grant does not create any implied promise that you will be employed for any specific duration.

Although your employment with the Company will be on an at will basis, as described in the foregoing paragraph, if you resign from your employment within the first one hundred and eighty days, it is understood and agreed that you will be responsible for reimbursing and repaying to the Company your sign-on bonuses of US$20,000. By signing this offer letter, you specifically agree that if you do choose to resign within the first one hundred eighty days, the Company may withhold monies you owe it from any final pay due to you. If your final pay is not sufficient to cover the amounts due from you, you agree to pay the amount still owing to the Company within thirty (30) days of your separation date.

Your employment pursuant to this offer is contingent upon you executing the Path 1 Proprietary Information and Inventions Agreement, and upon you providing Path 1 with the legally-required proof of your identity and authorization to work in the United States.

As an employee of Path 1, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Path 1's policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

If you accept this offer of employment, you agree that during your employment and for one year after you leave the Company, you will not solicit or encourage, directly or indirectly, any employee or consultant of the Company to leave the Company, to reduce his or her duties or time commitment to the Company, or to perform work for any other person or entity.

If you wish to accept this offer, please sign below and return the fully executed letter to us, along with the executed Path 1 Proprietary Information and Inventions Agreement. You should keep one copy of this letter for your own records. This offer, if not accepted, will expire on December 8, 2000.

We are looking forward to having you join us at Path 1. If you have any questions, please call me at 858-336-3603.

                                   Very truly yours,

                                   Path 1 Network Technologies Inc.


                                   By:  /s/ Michael T. Elliott
                                        Dr. Michael T. Elliott
                                        Chief Executive Officer
_______________________________________________________________________________
I understand that employment with Path 1 Network Technologies Inc. is not for a specified term, and is at the mutual consent of the employee and the company subject to the terms stated above. Accordingly, either the employee or the company can terminate the employment relationship at will, with or without cause, at any time. My signature below is confirmation of my acceptance of this employment offer. Please return the original signed letter and maintain the copy for your records.


      Approved and Accepted by:


      /s/ William McKnight                              December 15, 2000
      Mr. William McKnight                                    Date